Exhibit 99.1

Azenta Enters Definitive Agreement for the Sale of its B Medical Systems Business to THELEMA S.À R.L.

BURLINGTON, Mass., December 29, 2025 /PRNewswire/ --Azenta, Inc. (Nasdaq: AZTA) today announced that its affiliate, Azenta Germany GmbH, has signed a binding agreement for the sale of Azenta’s B Medical Systems business to THELEMA S.À R.L., for a purchase price of US$63 million. The transaction is expected to close on or before March 31, 2026.

“The agreement to sell B Medical Systems marks a major step forward in simplifying the portfolio to prioritize our core capabilities with the highest strategic impact,” said John Marotta, President and CEO. “The proceeds from this sale will be deployed to strengthen the company and drive long-term profitable value creation for our shareholders.”

B Medical Systems is a global manufacturer and distributor of medical refrigeration devices based in Luxembourg.

William Blair served as exclusive financial advisor and Taylor Wessing served as legal counsel to Azenta for this transaction.

About Azenta Life Sciences

Azenta, Inc. (Nasdaq: AZTA) is a leading provider of life sciences solutions worldwide, enabling life science organizations around the world to bring impactful breakthroughs and therapies to market faster. Azenta provides a full suite of reliable cold-chain sample management solutions and multiomics services across areas such as drug development, clinical research and advanced cell therapies for the industry's top pharmaceutical, biotech, academic and healthcare institutions globally. Our global team delivers and supports these products and services through our industry-leading brands, including GENEWIZ, FluidX, Ziath, 4titude, Limfinity, Freezer Pro, and Barkey.

Azenta is headquartered in Burlington, MA, with operations in North America, Europe and Asia. For more information, please visit www.azenta.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including the expected closing date for the transaction. Such statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Although the Company’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by the Company. As a result, you are cautioned not to rely on these forward-looking statements. Any forward-looking statement made in this press release on Form 8-K speaks only as of the date on which it is made. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether because of new information, future developments or otherwise.

INVESTOR CONTACTS:

Yvonne Perron

Vice President, Financial Planning & Analysis, and Investor Relations

ir@azenta.com

Maria Isabel Cuartas

Manager, Investor Relations

ir@azenta.com